Form 10-K405, Exhibit 13
period 1995-09-30
ADVANCED MAGNETICS INC
filed 1995-12-22
CIK 792977

                                                         Exhibit 13.1


                                FINANCIAL REVIEW

CONTENTS

Selected Financial Data........................................    14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations....................................    15
Report of Independent Accountants..............................    19
Balance Sheets.................................................    20
Statements of Operations.......................................    21
Statements of Stockholders' Equity.............................    22
Statements of Cash Flows.......................................    23
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities.........................................    24
Notes to Financial Statements..................................    25


PRICE RANGE OF COMMON STOCK

        The Company's common stock is listed on the American Stock Exchange under the symbol AVM. The Company has paid no cash dividends. On December 8, 1995 there were approximately 302 shareholders of record.

        The table below sets forth the high and low sales price of the Company's common stock on the American Stock Exchange for the fiscal quarters of 1995 and 1994.

                                  FISCAL QUARTER
                  FIRST       SECOND      THIRD       FOURTH
-----------------------------------------------------------------
1995 High         $16 3/4     $19 1/4     $23 3/8     $29
     Low          $13 1/4     $14 1/4     $17 1/2     $21
1994 High         $14 1/8     $15 7/8     $15         $17 1/2
     Low          $10 3/8     $12         $11 1/2     $12 1/4

        Other financial and general information, including copies of our annual report on Form 10-K, is available without cost. Please write to:

                               Investor Relations
                               Advanced Magnetics, Inc.
                               61 Mooney Street
                               Cambridge, MA  02138

                                                                SELECTED FINANCIAL DATA

                                                           For the Years Ended September 30,
                                       -------------------------------------------------------------------------
                                            1995          1994          1993          1992           1991
                                         ----------    ----------    ----------    -----------    -----------
Statement of Operations Data:
Revenues:
 License fees......................      $5,000,000    $5,505,000    $ 1,010,000   $ 1,550,000    $ 4,000,000
 Royalties.........................         189,493        15,924        906,138     1,313,532      1,005,441
 Product sales.....................       2,120,457       280,975      3,836,300     4,062,299      3,835,692
 Contract research and
 development ......................              --            --        402,911       810,881      2,050,541
 Earnings on investments...........       2,287,311     1,845,005      2,823,102     2,513,000      1,296,008
                                         ----------    ----------    -----------   -----------    -----------
    Total revenues ................       9,597,261     7,646,904      8,978,451    10,249,712     12,187,682

Costs and Expenses:
 Cost of product sales.............         425,187        54,983      1,525,564     1,736,949      1,704,522
 Contract research and
 development expenses .............              --            --        193,391       607,163        707,596
 Company-sponsored research
 and development expenses .........       8,601,791     6,621,929      6,863,229     5,431,911      4,935,405
 Charge (credit) for purchase
 of in-process research and
 development*  ....................        (380,000)      760,000             --            --      6,250,375
 S, G and A expenses...............       1,759,348     1,963,480      2,777,840     2,201,633      2,592,792
                                        -----------    ----------    -----------   -----------    -----------
    Total cost and expenses .......      10,406,326     9,400,392     11,360,024     9,977,656     16,190,690

Other Income:
 Gain on sale of in vitro
 product line** ...................       3,404,527     2,649,580             --            --             --
                                        -----------    ----------    -----------   -----------    -----------
Income (loss) before provision
 for income taxes and
 cumulative effect of
 accounting change ................       2,595,462       896,092     (2,381,573)      272,056     (4,003,008)
Income tax provision (benefit) ....         400,000         8,000             --            --       (413,300)
                                        -----------    ----------    -----------   -----------    -----------
Income (loss) before cumulative
 effect of accounting change ......       2,195,462       888,092     (2,381,573)      272,056     (3,589,708)
Cumulative effect of accounting
 change ...........................         117,540            --             --            --             --
                                        -----------    ----------    -----------   -----------    -----------
Net income (loss) .................     $ 2,313,002    $  888,092    $(2,381,573)  $   272,056    $(3,589,708)
                                        ===========    ==========    ============  ===========    ===========
Net income (loss) per share
 before cumulative effect of
 accounting change ...............      $       .32    $      .13    $      (.36)  $       .04    $      (.70)
Cumulative effect of accounting
 change ..........................              .02            --             --            --             --
                                        -----------    ----------    -----------   -----------    -----------
Income (loss) per share ..........      $       .34    $      .13    $      (.36)  $       .04    $      (.70)
                                        ===========    ==========    ============  ===========    ===========
Weighted avg. number of
 common and common
 equivalent shares ...............        6,870,839     6,806,525      6,651,061     6,759,882      5,140,670
                                        -----------    ----------    -----------   -----------    -----------
-------------------------

*    In August 1994, the Company reacquired the development and marketing rights to the MRI contrast agent
     Combidex previously licensed to Squibb Diagnostics, a Division of Bristol-Myers Squibb Company, Inc.,
     and recorded a related $760,000 charge for the purchase of in-process research and development.  In the first fiscal quarter of 1995, a credit for $380,000 was recorded to the purchase of in-process research and development.  In July 1991, the Company purchased the interest of ML Technology Ventures, L.P. in
     Advanced Magnetics Joint Venture for a purchase price of $1,650,000 in cash and 241,875 shares of common stock and recorded a related charge for the purchase of in-process research and development.
**   On October 15, 1993, the Company sold its in vitro product line to PerSeptive Biosystems, Inc.

                                                           For the Years Ended September 30,
                                         --------------------------------------------------------------------
                                            1995          1994          1993          1992           1991
                                         -----------   -----------   -----------   -----------    -----------
Balance Sheet Data:
Working capital .............            $41,985,100   $38,891,406   $37,547,326   $40,911,752    $19,242,185
                                         -----------   -----------   -----------   -----------    -----------
Total assets ................            $50,843,222   $46,672,700   $45,877,548   $48,127,736    $25,762,664
                                         -----------   -----------   -----------   -----------    -----------
Stockholders' equity ........            $49,071,072   $45,451,475   $44,654,428   $47,085,724    $24,460,025
                                         -----------   -----------   -----------   -----------    -----------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        Since its inception in November 1981, Advanced Magnetics, Inc. (the "Company") has focused its efforts on developing its core magnetic particle technology to develop magnetic resonance imaging (MRI) contrast agents and its core polysaccharide technology for delivery of antiviral therapeutics. The Company has funded its operations with cash from license fees from corporate partners, royalties, sales of its products, fees from contract research performed for third parties, the proceeds of financings and income earned on invested cash. The Company's success in the market for diagnostic and therapeutic products will depend, in part, on the Company's ability to: successfully develop, test, produce and market its products; obtain necessary governmental approvals in a timely manner; attract and maintain key employees; and successfully respond to technological changes in its marketplace.

        The Company's operating results may continue to vary significantly from quarter to quarter or from year to year depending on a number of factors, including: the timing of payments from corporate partners and research grants; the introduction of new products by the Company; the timing and size of orders from the Company's customers; and the acceptance of the Company's products. The Company's current planned expense levels are based in part upon expectations as to future revenue. Consequently, profits may vary significantly from quarter to quarter or year to year based on the timing of revenue. Revenue or profits in any period will not necessarily be indicative of results in subsequent periods and there can be no assurance that the Company will maintain profitability or that revenue growth can be sustained in the future.

        A substantial portion of the Company's expenses consists of research and development expenses. The Company expects its research and development expenses to increase as it funds additional clinical trials and associated toxicology and pharmacology studies and as it devotes resources to developing additional contrast agents and new therapeutic drugs.

        On October 15, 1993, the Company sold its in vitro product line to PerSeptive Biosystems, Inc. ("PerSeptive") for $4,156,674 in PerSeptive common stock, plus an earn-out based on PerSeptive's 1995 in vitro product line revenues. The Company recognized a pre-tax gain of $2,649,580 in the first fiscal quarter of 1994. The earn-out is based on a percentage of PerSeptive's revenue derived from in vitro product line for the fiscal year ended September 30, 1995. The Company was advised by PerSeptive that the earn-out value is $3,404,527 and, accordingly, the Company recognized a related pre-tax gain of $3,404,527 in the fourth fiscal quarter of 1995. PerSeptive has elected to satisfy the payment of the earn-out with shares of PerSeptive common stock of equivalent value. The number of shares to be issued will be determined when PerSeptive files a registration statement for these shares with the Securities and Exchange Commission, which is expected to occur during fiscal 1996.

RESULTS OF OPERATIONS
FISCAL 1995 COMPARED TO FISCAL 1994

REVENUES

        Total revenues for the fiscal year ended September 30, 1995 increased 26% to $9,597,261 from $7,646,904 for the fiscal year ended September 30, 1994.

        License fee revenues for the fiscal year ended September 30, 1995 were $5,000,000 compared to $5,505,000 for fiscal year ended September 30, 1994. The Company received a non-refundable $5,000,000 license fee on February 1, 1995 from Berlex Laboratories, Inc. ("Berlex") under an agreement granting Berlex a product license and exclusive marketing rights to the Company's Feridex I.V.(TM) MRI contrast agent in the United States and Canada. License fee revenues for the fiscal year ended September 30, 1994 included a non-refundable license fee of $3,000,000 paid by Squibb Diagnostics, a division of Bristol-Myers Squibb Co. ("Squibb Diagnostics") and a non-refundable milestone license fee of $2,500,000 paid by Sterling Winthrop, Inc., a subsidiary of Eastman Kodak Company ("Sterling"). On October 6, 1994, the Company terminated its marketing and distribution agreement with Sterling for Feridex I.V. as a direct result of the sale by Sterling of its prescription pharmaceuticals business. The agreement with Sterling was not assignable without the Company's consent which was not granted.

        Product sales for the fiscal year ended September 30, 1995 were $2,120,457 compared to $280,975 for the fiscal year ended September 30, 1994. Product sales increased as a result of $2,013,869 of Feridex I.V. contrast agent sales to Guerbet, S.A., the Company's European licensee (sold in Europe under the trade name Endorem(TM)). Product sales of $280,975 for the fiscal year ended September 30, 1994 were primarily attributable to the sale of GastroMARK(R) by Guerbet, S.A. (sold in Europe under the trade name Lumirem(TM)).

        Royalties for the fiscal year ended September 30, 1995 were $189,493 compared to $15,924 for the fiscal year ended September 30, 1994. The royalties were earned on Guerbet, S.A.'s European product sales of Feridex I.V. and GastroMARK contrast agents.

        Interest, dividends and gains and losses on sales of securities resulted in revenues of $2,287,311 in the fiscal year ended September 30, 1995 compared to revenues of $1,845,005 in the fiscal year ended September 30, 1994. These amounts include interest and dividends of $2,232,345 for the fiscal year ended September 30, 1995 compared to $1,801,436 for the fiscal year ended September 30, 1994. The increase was primarily a result of an increase in interest revenue from the purchase of United States Treasury Notes. Net gains from the sale of marketable securities were $54,966 for the fiscal year ended September 30, 1995 compared to a net gain of $161,109 in the fiscal year ended September 30, 1994. There were net unrealized losses of $117,540 resulting from an adjustment to the carrying value of marketable securities from cost to market during fiscal 1994. In the first fiscal quarter ended December 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and recorded a cumulative effect of the accounting change of $117,540, including the reversal of the reverse for the carrying value of marketable securities.

COSTS AND EXPENSES

        The cost of product sales for the fiscal year ended September 30, 1995 was $425,187 compared to $54,983 for the fiscal year ended September 30, 1994. The cost of product sales was 20% of sales for both fiscal years. Cost of product sales increased in line with the increase in product sales. Research and development expenses for the fiscal year ended September 30, 1995 were $8,601,791, an increase of 30% compared to $6,621,929 for the fiscal year ended September 30, 1994. The increase in research and development expenses was primarily due to expenditures for the human clinical trials of Combidex(TM) and pre-clinical development of the Company's antiviral therapeutics. In the first fiscal quarter ended December 31, 1994, the Company and Bristol-Myers Squibb Co. agreed that 1,200 vials of Combidex (formerly known as AMI-227) delivered were not acceptable. In addition, they modified their prior agreement whereby Bristol-Myers Squibb Co. was relieved of its obligation to deliver Combidex to the Company for clinical trials and the Company was relieved of its obligation to pay $500,000 to Bristol-Myers Squibb Co. Accordingly, the Company recorded a credit for $380,000 to the purchase of in-process research and development as well as a $120,000 adjustment to the value of the warrants to purchase 600,000 shares of the Company's common stock which had been previously granted to Bristol-Myers Squibb Co. General and administrative expenses for the fiscal year ended September 30, 1995 were $1,759,348, a decrease of 10% from $1,963,480 for the fiscal year ended September 30, 1994. The decrease was primarily due to a decrease in legal and consulting fees.

GAIN ON SALE OF IN VITRO PRODUCT LINE

        On October 15, 1993, the Company sold its in vitro product line to PerSeptive for $4,156,674 in PerSeptive common stock, plus an earn-out based on PerSeptive's 1995 in vitro product line revenues. The Company recognized a pre-tax gain of $2,649,580 for the fiscal year ended September 30, 1994. The Company was advised by PerSeptive that the earn-out value is $3,404,527. Accordingly, the Company recognized a pre-tax gain of $3,404,527 and recorded an account receivable in the fourth fiscal quarter of 1995.

INCOME TAXES

        The income tax provision for the fiscal year ended September 30, 1995 was $400,000. The tax rate was lower than 34% statutory rate as a result of a tax benefit of temporary differences and dividend income exclusions. For the fiscal year ended September 30, 1994, the income tax provision was $8,000.

EARNINGS

        In the fiscal year ended September 30, 1995, the Company recorded a net profit of $2,195,462 or $.32 per share before the cumulative effect of an accounting change. Including the cumulative effect of an accounting change of $117,540 or $.02 per share, net income was $2,313,002 or $.34 per share for the fiscal year ended September 30, 1995 compared to net income of $888,092 and $.13 per share for the fiscal year ended September 30, 1994.

RESULTS OF OPERATIONS
FISCAL 1994 COMPARED TO FISCAL 1993

REVENUES

        Total revenues of the Company were $7,646,904 in the fiscal year ended September 30, 1994 compared to $8,978,451 in the fiscal year ended September 30, 1993. Fiscal year 1993 included $5,017,000 of revenues from the Company's in vitro product line that was sold to PerSeptive on October 15, 1993.

        License fee revenues for the fiscal year ended September 30, 1994 was $5,505,000 compared to $1,010,000 for the fiscal year ended September 30, 1993. License fee revenue for fiscal 1994 included a non-refundable license fee of $2,500,000 paid by Sterling. The fee was a milestone payment for the Company's filing of an NDA with the FDA for the magnetic resonance liver imaging agent, Feridex I.V. Also included in fiscal 1994 license fee revenue was a non-refundable license fee of $3,000,000 paid by Squibb Diagnostics. In November 1993, the Company and Squibb Diagnostics amended their agreement regarding Combidex. Under the amendment, Squibb Diagnostics was provided the first right to negotiate a license agreement with the Company regarding Combidex in Japan, in the event the license agreement regarding Combidex between the Company and Eiken Chemical Co., Ltd. ("Eiken") was terminated for any reason. On August 30, 1994, the Company signed an agreement with Bristol-Myers Squibb Co. to reacquire the development and marketing rights to Combidex. As part of the transaction, Bristol-Myers Squibb Co. returned to the Company a warrant which was valued at $240,000 to purchase 600,000 shares of the Company's common stock. The Company agreed to pay Bristol-Myers Squibb
Co. $1,000,000 in cash, of which $500,000 was paid upon execution of the agreement and $500,000 was to be paid upon acceptance by the Company of 1,200 vials of Combidex product suitable for worldwide preclinical and clinical testing. Furthermore, the Company is required to pay up to $2,750,000 for royalties on future sales by the Company of Combidex. License fee revenue for fiscal 1993 included a non-refundable $1,000,000 license fee paid by Sterling in September 1993 upon the signing of a license agreement for a product license and exclusive marketing rights to the Company's Feridex I.V. MRI contrast agent in the United States, Canada, Mexico and Australia.

        Royalties for the fiscal year ended September 30, 1994 were $15,924 compared to $906,138 for the fiscal year ended September 30, 1993. The royalty revenues for fiscal 1993 were attributable to the in vitro license agreements which were included as a part of the October 1993 sale of the in vitro product line.

        Product sales of $280,975 for the fiscal year ended September 30, 1994 were primarily attributable to the European launch of the GastroMARK oral contrast agent. Product sales for the fiscal year ended September 30, 1993 were $3,836,300 for the in vitro products which were included as part of the sale to PerSeptive.

        There were no fees from contract research and development for the fiscal year ended September 30, 1994 compared to $402,911 for the fiscal year ended September 30, 1993. Included in the contract research and development revenues for the fiscal year ended September 30, 1993 was $205,581 of fees for several research projects with one party for the development of specific in vitro diagnostics products that were completed in fiscal 1993.

        Interest, dividends and gains and losses on sales of securities resulted in revenues of $1,845,005 in the fiscal year ended September 30, 1994 compared to revenues of $2,823,102 in the fiscal year ended September 30, 1993. These amounts include interest and dividends of $1,801,436 for the fiscal year ended September 30, 1994 compared to $1,791,676 for the fiscal year ended September 30, 1993. Net gain from sales of marketable securities was $161,109 in the fiscal year ended September 30, 1994 compared to a net gain of $1,031,426 for the fiscal year ended September 30, 1993. There were net unrealized losses of $117,540 resulting from an adjustment to the carrying value of marketable securities from cost to market during fiscal 1994. No similar adjustment was required at the end of fiscal 1993.

COSTS AND EXPENSES

        The cost of product sales for the fiscal year ended September 30, 1994 related to the sale of contrast agents. Due to the sale of the in vitro product line to PerSeptive, there were no in vitro production costs for the fiscal year ended September 30, 1994. There were no contract research and development expenses in the fiscal year ended September 30, 1994 due to the absence of such contracts. For the fiscal year ended September 30, 1993, contract research and development expenses were $193,391. Company-sponsored research and development expenses for the fiscal year ended September 30, 1994 were $6,621,929, a decrease of 4% compared to $6,863,229 for the fiscal year ended September 30, 1993. The decrease in research and development expenses for the fiscal year ended September 30, 1994 was primarily due to the absence of research and development activity for the in vitro product line offset by increases in the in vivo research and development expenses. In the fiscal year ended September 30, 1994, the Company recorded a $760,000 charge for the purchase of in-process research and development related to the transaction with Bristol-Myers Squibb Co. noted above. Selling, general and administrative expenses decreased from $2,777,840 in the fiscal year ended September 30, 1993 to $1,963,480 in the fiscal year ended September 30, 1994. The decrease was primarily due to the absence of selling, general and administrative expenses associated with the in vitro product line which was sold to PerSeptive.

GAIN ON SALE OF IN VITRO PRODUCT LINE

        On October 15, 1993, the Company sold its in vitro product to PerSeptive for $4,156,674 in PerSeptive common stock plus an earn-out based on PerSeptive's 1995 in vitro product line revenues. The Company recognized a pre-tax gain of $2,649,580 for the fiscal year ended

September 30, 1994. Revenue and pre-tax income from the in vitro product line for the fiscal year ended September 30, 1994 reflected 15 days of revenue and income which were immaterial.

INCOME TAXES

        The income tax provision for the fiscal year ended September 30, 1994 was $8,000. In fiscal 1994, the tax rate was significantly lower than the 34% statutory rate as a result of the tax benefits of temporary differences and dividend income exclusions. For the fiscal year ended September 30, 1993, there was no income tax provision due to an operating loss. The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in fiscal 1994. The adoption did not have a material impact on the Company's results of operations or financial position.

EARNINGS

        In the fiscal year ended September 30, 1994, the Company recorded a net profit of $888,092 and $.13 per share, compared to a net loss of $2,381,573 and $.36 per share in the fiscal year ended September 30, 1993.

LIQUIDITY AND CAPITAL RESOURCES

        At September 30, 1995, the Company's cash and cash equivalents totaled $1,066,419, representing a decrease of $5,395,774 from cash and cash equivalents of $6,462,193 at September 30, 1994. Additionally, the Company had marketable securities of $36,561,263 at September 30, 1995. Net cash used in operating activities was $1,858,766 in the fiscal year ended September 30, 1995 compared to net cash used in operating activities of $212,644 and $581,755 in the fiscal years ending September 30, 1994 and 1993, respectively. The $1,858,766 net use of cash from operating activities in fiscal 1995 was principally due to an increase in research and development expenses of $1,979,862 and an increase in accounts receivable of $2,231,625. In October 1995, $1,905,000 of the $5,884,542 in accounts receivable was received. The earn-out due September 30, 1995 from the sale of the in vitro product line on October 15, 1993 which is included in accounts receivable will be satisfied in its entirety with shares of PerSeptive common stock of equivalent value by no later than the end of fiscal 1996. Net cash used in investing activities was $3,850,553 in the fiscal year ended September 30, 1995 compared to $19,072,027 and $4,334,275 used in investing activities for the fiscal years ended September 30, 1994 and 1993, respectively. Net cash used in investing activities in the fiscal year ended September 30, 1995 included the purchase of United States Treasury Notes at a cost of $4,997,891, of which $3,000,000 matured in the fiscal year ended September 30, 1995. Net cash used in investing activities in the fiscal year ended September 30, 1994 included the purchase of United States Treasury Notes at a cost of $22,294,632 and net marketable securities sales of $4,040,044. Cash provided by financing activities in the fiscal year ended September 30, 1995 was $313,545, which resulted from issuance of common stock under employee stock option and purchase plans. Net cash used by financing activities in the fiscal years ended September 30, 1994 and 1993 was $91,045 and $49,723, respectively.

        Capital expenditures for the fiscal year ended September 30, 1995 were $1,484,382 compared to $780,586 for the fiscal year ended September 30, 1994. The increase in capital expenditures for the fiscal year ended September 30, 1995 was primarily attributable to an upgrade in the Company's magnetic resonance imaging equipment and for the capital expenditures associated with the establishment of the Clinical Development Group in the Company's Princeton, New Jersey office. The Company has no current commitment for any additional acquisitions or major equipment expenditures. The Company believes its available cash and cash equivalents are sufficient to meet its currently anticipated needs through fiscal 1997. The Company expects that expenditures for research and development for fiscal year 1996 will increase due to human clinical trials for the Company's development stage contrast agents and antiviral hepatitis therapeutics.

        Management believes that the sources of liquidity for future needs can be generated from existing cash balances, cash generated from investing activities and cash generated from operations. In addition, the Company will consider from time to time various financing alternatives and may seek to raise additional capital through equity or debt financing or to enter into corporate partnering arrangements. There can be no assurance, however, that such funding will be available on terms acceptable to the Company, if at all.

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Directors and Stockholders of Advanced Magnetics, Inc.:

We have audited the accompanying balance sheets of Advanced Magnetics, Inc. as of September 30, 1995 and 1994 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Magnetics, Inc. as of September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Note A to the financial statements, effective October 1, 1994, Advanced Magnetics, Inc. adopted the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



/s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
November 8, 1995

                          ADVANCED MAGNETICS, INC.
                               BALANCE SHEETS

ASSETS
                                                                                         September 30,
                                                                                     1995           1994
Current Assets:
Cash and cash equivalents ...............................................       $  1,066,419     $  6,462,193
Marketable securities (Note C) ..........................................         36,561,263       33,199,085
Accounts receivable .....................................................          5,884,542          248,390
Recoverable income taxes (Note G) .......................................             90,117           90,117
Inventories (Note D) ....................................................             55,567               --
Prepaid expenses ........................................................             99,342          112,846
                                                                                 -----------      -----------
    Total current assets ................................................         43,757,250       40,112,631
                                                                                ============      ===========
Property, plant and equipment:
Land ....................................................................            360,000          360,000
Buildings ...............................................................          4,320,766        4,316,706
Laboratory equipment ....................................................          6,886,813        5,598,456
Furniture and fixtures ..................................................            516,418          324,453
                                                                                 -----------      -----------
                                                                                  12,083,997       10,599,615
Less - accumulated depreciation and amortization ........................          5,143,097        4,136,092
                                                                                 -----------      -----------
Net property, plant and equipment .......................................          6,940,900        6,463,523
                                                                                 -----------      -----------

Other assets ............................................................            145,072           96,546

    Total assets ........................................................        $50,843,222      $46,672,700
                                                                                 ===========      ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable ........................................................        $   407,998      $   273,385
Accrued expenses (Note F) ...............................................          1,214,152          947,840
Income taxes payable (Note G) ...........................................            150,000               --
                                                                                 -----------      -----------
    Total current liabilities ...........................................          1,772,150        1,221,225
                                                                                 -----------      -----------

Commitments and Contingencies (Notes E, N and O)

Stockholders' equity (Notes C, H, I, K and L):
Preferred stock, par value $.01 per share, authorized 2,000,000 shares;
  none issued ...........................................................                 --               --
Common stock, par value $.01 per share, authorized 15,000,000 shares;
  issued and outstanding 6,753,413 shares in 1995 and 6,712,572 shares
  in 1994 ...............................................................             67,534           67,126
Additional paid-in capital ..............................................         45,093,972       44,660,834
Retained earnings .......................................................          3,036,517          723,515
Net unrealized gain on marketable securities ............................            873,049               --
                                                                                 -----------      -----------
    Total stockholders' equity ..........................................         49,071,072       45,451,475
                                                                                 -----------      -----------
         Total liabilities and stockholders' equity .....................        $50,843,222      $46,672,700
                                                                                 ===========      ===========

The accompanying notes are an integral part of the financial statements.


                                        ADVANCED MAGNETICS, INC.
                                        STATEMENTS OF OPERATIONS

                                                                       For The Years Ended September 30,
                                                               ---------------------------------------------
                                                                  1995             1994              1993
                                                               ----------       ----------        ----------
Revenues:
License fees ...........................................       $5,000,000       $5,505,000        $1,010,000
Royalties ..............................................          189,493           15,924           906,138
Product sales ..........................................        2,120,457          280,975         3,836,300
Contract research and development ......................               --               --           402,911
Interest, dividends and net gains and losses
  on sales of securities ...............................        2,287,311        1,845,005         2,823,102
                                                               ----------       ----------       -----------
    Total revenues .....................................        9,597,261        7,646,904         8,978,451

Costs and Expenses:
Cost of product sales ..................................          425,187           54,983         1,525,564
Contract research and development expenses .............               --               --           193,391
Company-sponsored research and development
  expense ..............................................        8,601,791        6,621,929         6,863,229
Charge (credit) for purchase of in-process
   research and development (Note O) ...................         (380,000)         760,000                --
Selling, general and administrative expenses ...........        1,759,348        1,963,480         2,777,840
                                                               ----------       ----------       -----------
    Total costs and expenses ...........................       10,406,326        9,400,392        11,360,024

Other income:
Gain on sale of in vitro product line (Note B) .........        3,404,527        2,649,580                --
                                                               ----------       ----------       -----------

Income (loss) before provision for income taxes and
  cumulative  effect of accounting change ..............        2,595,462          896,092        (2,381,573)
Income tax provision ...................................          400,000            8,000                --
                                                               ----------       ----------       -----------
Income (loss) before cumulative effect of accounting
   change ..............................................        2,195,462          888,092        (2,381,573)

Cumulative effect of accounting change (Note C) ........          117,540               --                --
                                                               ----------       ----------       -----------
Net income (loss)  .....................................       $2,313,002       $  888,092       $(2,381,573)
                                                               ==========       ==========       ===========
Net income (loss) per share before cumulative effect of
  accounting change ....................................       $     0.32       $     0.13       $     (0.36)
Cumulative effect of accounting change .................             0.02               --                --
                                                               ----------       ----------       -----------

Income (loss) per share ................................       $     0.34       $     0.13       $     (0.36)
                                                               ==========       ==========       ===========
Weighted average number of common and common
  equivalent shares (Note A) ..........................         6,870,839        6,806,525         6,651,061
                                                               ----------       ----------       -----------

The accompanying notes are an integral part of the financial statements.

                                                     ADVANCED MAGNETICS, INC.
                                                STATEMENTS OF STOCKHOLDERS' EQUITY
                                        FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994, 1995

                                                                                                Net
                                                                                             Unrealized
                                        Common Stock          Additional     Retained         Gain On         Total
                                     -------------------        Paid-In      Earnings        Marketable    Stockholders'
                                     Shares       Amount        Capital      (Deficit)       Securities       Equity
                                     ------       ------      ----------     ---------       ----------    -------------
Balance at September 30,
  1992                              6,648,599   $   66,486    $44,802,242   $ 2,216,996      $      --     $47,085,724
Shares issued in connection
  with the exercise of stock
  options ......................       20,046          201         73,773            --             --          73,974
Shares surrendered in
 connection with the
 exercise of stock options .....       (3,481)         (35)       (43,708)           --             --         (43,743)
Shares issued in connection
  with employee stock
  purchase plan (Note H) .......       13,298          133        162,369            --             --         162,502
Common shares repurchased
  (Note K) .....................      (18,000)        (180)      (242,276)           --             --        (242,456)
Net loss  ......................           --           --             --    (2,381,573)            --      (2,381,573)
                                    ---------    ---------    -----------    ----------      ---------     -----------

Balance at September 30,
  1993                              6,660,462       66,605     44,752,400      (164,577)            --      44,654,428
Shares issued in connection
  with the exercise of stock
  options ......................       70,648          706        417,406            --             --         418,112
Shares surrendered in
  connection with the
  exercise of stock options ....       (4,193)         (42)       (58,147)           --             --         (58,189)
Shares issued in connection
  with employee stock
  purchase plan (Note H) .......       10,355          104        105,517            --             --         105,621
Common shares repurchased
  (Note K) .....................      (24,700)        (247)      (316,342)           --             --        (316,589)
Repurchase of warrants
  (Note K) .....................           --           --       (240,000)           --             --        (240,000)
Net profit .....................           --           --             --       888,092             --         888,092
                                    ---------    ---------    -----------    ----------      ---------     -----------

Balance at September 30,
  1994                              6,712,572       67,126     44,660,834       723,515             --      45,451,475
Shares issued in connection
  with the exercise of stock
  options ......................       29,494          295        207,060            --             --         207,355
Shares surrendered in
  connection with the
  exercise of stock options ....       (1,476)         (15)       (24,588)           --             --         (24,603)
Shares issued in connection
  with employee stock
  purchase plan (Note H) .......       12,823          128        130,666            --             --         130,794
Repurchase of warrants
  (Note K)  ....................           --           --        120,000            --             --         120,000
Net unrealized gain on
  marketable securities ........           --           --             --            --        873,049         873,049
Net profit .....................           --           --             --     2,313,022             --       2,313,002
Balance at September 30,
  1995                              6,753,413    $  67,534    $45,093,972   $ 3,036,517      $ 873,049     $49,071,072
                                    =========    =========    ===========   ===========      =========     ===========

The accompanying notes are an integral part of the financial statements.

                                 ADVANCED MAGNETICS, INC.
                                 STATEMENTS OF CASH FLOWS

                                                        For The Years Ended September 30,
                                                 -----------------------------------------------
                                                         1995           1994           1993
                                                     -----------    -----------    ------------
Cash Flows from Operating Activities:
Cash received from customers ....................    $ 5,380,513    $ 5,864,116    $  6,714,827
Cash paid to suppliers and employees ............     (8,920,459)    (8,112,462)    (10,185,682)
Cash paid for purchase of in-process research and
  development (Note O) ..........................             --       (260,000)             --
Dividends and interest received .................      1,876,214      1,716,811       1,769,625
Income taxes paid ...............................       (250,000)      (205,067)       (124,087)
Income tax refund  ..............................             --        622,849         212,136
Net realized gains on sales of marketable
  securities ....................................         54,966        161,109       1,031,426
                                                     -----------    -----------    ------------
Net cash (used in) operating activities .........     (1,858,766)      (212,644)       (581,755)
                                                     -----------    -----------    ------------

Cash Flows from Investing Activities:
Proceeds from sales of marketable securities ....      1,385,830      6,863,154      24,725,632
Proceeds from notes and bonds maturing ..........      3,000,000             --         150,000
Purchase of marketable securities ...............     (6,703,475)   (25,117,742)    (27,105,583)
Capital expenditures ............................     (1,484,382)      (780,586)     (2,304,771)
(Increase) decrease in other assets and deposits.        (48,526)       (36,853)        200,447
                                                     -----------    -----------    ------------
Net cash (used in) investing activities .........     (3,850,553)   (19,072,027)     (4,334,275)
                                                     -----------    -----------    ------------

Cash Flows from Financing Activities:
Proceeds from issuance of common stock ..........        313,545        465,544         192,733
Purchase of treasury stock ......................             --       (316,589)       (242,456)
Purchase of warrants  ...........................             --       (240,000)             --
                                                     -----------    -----------    ------------
Net cash provided by (used in) financing
  activities ....................................        313,545        (91,045)        (49,723)
                                                     -----------    -----------    ------------
Net (decrease) in cash and cash equivalents .....     (5,395,774)   (19,375,716)     (4,965,753)
Cash and cash equivalents at beginning of year ..      6,462,193     25,837,909      30,803,662
                                                     -----------    -----------    ------------
Cash and cash equivalents at end of year ........    $ 1,066,419    $ 6,462,193    $ 25,837,909
                                                     ===========    ===========    ============


The accompanying notes are an integral part of the financial statements.


                                          ADVANCED MAGNETICS, INC.
                                        RECONCILIATION OF NET INCOME
                                TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                                     For The Years Ended September 30,
                                                            ---------------------------------------------------
                                                                   1995             1994            1993
                                                               -----------      -----------     ------------
Net income (loss)  ....................................        $ 2,313,002      $   888,092     $(2,381,573)
Adjustments to Reconcile Net Income to Net Cash Used
  in Operating Activities, net of assets disposed of:
Depreciation and amortization .........................          1,007,005          877,803         821,246
Decrease in deferred income tax asset .................                ---              ---         349,948
Net unrealized loss on market value of securities .....                ---          117,540             ---
Cumulative effect of accounting change ................           (117,540)             ---             ---
Accretion of U.S. Treasury Notes discount .............            (53,943)             ---             ---
(Increase) decrease in accounts receivable ............         (2,231,625)         (22,332)        537,427
(Increase) decrease in inventories ....................            (55,567)             ---         155,125
(Increase) decrease in prepaid expenses ...............             13,504          134,063        (149,088)
(Increase) decrease in recoverable income taxes .......                 --          259,831         (95,948)
(Decrease) increase in accounts payable and accrued
  expenses ............................................            900,925         (318,061)        181,108
Increase in income taxes payable ......................            150,000              ---             ---
Gain on sale of in vitro product line (Note B) ........         (3,404,527)      (2,649,580)            ---
Accrual (credit) for the purchase of in-process
  research and development (Note O) ...................           (380,000)         500,000             ---
                                                               -----------      -----------     -----------
     Total adjustments ................................         (4,171,768)      (1,100,736)      1,799,818
                                                               -----------      -----------     -----------
Net cash provided by (used in) operating activities ...        $(1,858,766)     $  (212,644)    $  (581,755)
                                                               ===========      ===========     ===========

The accompanying notes are an integral part of the financial statements.

                        NOTES TO FINANCIAL STATEMENTS


A.      SUMMARY OF ACCOUNTING POLICIES:

Business

        Founded in November 1981, Advanced Magnetics Inc., a Delaware Corporation (the "Company"), is a biopharmaceutical company engaged in the development and manufacture of compounds utilizing the Company's core proprietary colloidal superparamagnetic particle technology for magnetic resonance imaging ("MRI") and for polysaccharide directed, receptor-mediated drug delivery systems. The initial products developed by the Company are diagnostic imaging agents for use in conjunction with MRI to aid in the diagnosis of cancer and other diseases. In therapeutics, the Company is developing antiviral products, for the treatment of Hepatitis.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand, money market funds and marketable securities having a maturity of less than three months at the date acquired. Approximately 55% of the cash and cash equivalents are held in two money-market accounts.

Marketable Securities

        In its first fiscal quarter ended December 31, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Prior period financial statements have not been restated. The Company's current portfolio consists of securities classified as available-for-sale which are recorded at fair market value. The fair values of marketable securities are based on quoted market prices. Net unrealized gains or losses on marketable securities are recorded as a separate component of equity. Interest income is accrued as earned. Dividend income is accrued on the ex-dividend date, and net realized gains and losses are computed on the basis of average cost and are recognized when realized.

Inventories

        Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. The cost of additions and improvements is charged to the property accounts while maintenance and repairs are expenses as incurred.

Upon sale or other disposition of property and equipment, the cost and related depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

Depreciation and Amortization

        Depreciation and amortization are recorded on the straight line method based on rates sufficient to provide for retirement over estimated useful lives as follows: buildings - 40 years; laboratory equipment and furniture and fixtures - 5 years; and leasehold improvements - over the life of the lease.

Revenue Recognition

        Revenue is recognized when products are shipped, when contract objectives are achieved or when research activities are performed. License and royalty revenues are accrued as earned.

Income Taxes

        The provision for income taxes includes federal and state income taxes currently payable and deferred income taxes arising from the recognition of certain income and expenses in different periods for financial and tax reporting purposes.

Income (Loss) per Share

        Income per share is computed on the basis of the weighted average number of common and common share equivalents outstanding during each period. Loss per share is computed on the weighted average number of shares outstanding during the period.

B.      SALE OF IN VITRO PRODUCT LINE:

        On October 15, 1993, the Company sold its in vitro product line to PerSeptive Biosystems, Inc. ("PerSeptive") for 151,759 shares of PerSeptive common stock which was worth $4,156,674 as of that date, plus an additional earn-out amount based on the results of fiscal 1995. The earn-out included a percentage of PerSeptive's royalty derived from the in vitro product line for the fiscal year ended September 30, 1995 as well as a percentage of 1993 product line sales. The Company recognized pre-tax gains on this sale of $3,404,527 and $2,649,580 in fiscal 1995 and 1994, respectively. PerSeptive has elected to satisfy the 1995 earn-out amount with shares of PerSeptive common stock of equivalent value. The number of shares to be issued for the earn-out will be determined when PerSeptive files a registration statement for these shares with the Securities and Exchange Commission. PerSeptive is required to file this statement no later than September 30, 1996, and interest will accrue if payment is received after December 15, 1995. The in vitro product line generated revenues of $5,017,000 and pre-tax income of $1,635,000 for the fiscal year ended September 30, 1993. Net assets included in the sale of the in vitro product line were $1,592,000 at October 15, 1993. This amount consisted of current assets, property and equipment, net of current liabilities.

C.      MARKETABLE SECURITIES:

        The cost and fair value of the marketable securities portfolio at September 30, 1995 are as follows:

                                            Cost       Fair Value
                                         -----------   -----------
U.S. government securities
  Due in one year or less ............   $ 9,501,365   $ 9,476,430
  Due after one through five years ...    14,869,406    14,737,500
Corporate debt
  Due after five through ten years ...     1,980,040     2,002,500
Preferred stock ......................     6,116,668     5,740,023
Common stock .........................     3,220,735     4,604,810
                                         -----------   -----------
                                         $35,688,214   $36,561,263
                                         ===========   ===========


        At September 30, 1994, the aggregate cost and fair value of the marketable securities portfolio were $33,316,625 and $33,199,085, respectively.

        At September 30, 1995, gross unrealized holding gains and gross unrealized holding losses were $1,722,965 and $849,916, respectively, resulting in a net unrealized holding gain of $873,049 which was recorded as a separate component of equity. At September 30, 1994, the Company recorded a $117,540 unrealized net loss on the fair value of securities. In the first fiscal quarter ended December 31, 1994, the Company recorded a cumulative effect of the accounting change of $117,540 including the reversal of the reserve for the carrying value of the marketable securities.

        During the year ended September 30, 1995, gross realized gains and gross realized losses on the sale of marketable securities were $57,394 and $2,428, respectively, resulting in a net realized gain of $54,966. Proceeds relating to the gross realized gains and gross realized losses were $693,224 and $747,572, respectively. Proceeds from U.S. treasury bonds maturing were $3,000,000.

        Interest, dividends and net gains (losses) on sales of securities consist of the following:

                                            Years Ended September 30,
                                     ----------------------------------------
                                          1995         1994         1993
                                       ----------   ----------   ----------
Interest income ....................   $1,644,329   $1,135,614   $1,259,960
Dividend income ....................      588,016      665,822      531,716
Net gains on sales of securities ...       54,966      161,109    1,031,426
Unrealized (loss included in
the determination of income ........          ---     (117,540)         ---
                                       ----------   ----------   ----------
                                       $2,287,311   $1,845,005   $2,823,102
                                       ==========   ==========   ==========

D.      INVENTORIES:

        At September 30, 1994, there were no inventories as the Company's products were predominately in the research and development stages and the Company produced products for sale on a made-to-order basis only. In the fourth fiscal quarter ended September 30, 1995, the Company began to accumulate production costs for its products for future sale resulting in an ending inventory of $55,567 of raw materials.

E.      COMMITMENTS:

        The Company leases laboratory, office and warehouse space under various agreements. Rental expenses for the years ended September 30, 1995, 1994, and 1993 amounted to $320,920, $38,017, and $237,755, respectively. Future minimum lease payments for fiscal 1996, 1997 and 1998 amount to $336,368, $216,331 and $35,233, respectively.


F.      ACCRUED EXPENSES:


        Accrued expenses consist of the following at September 30:

                                                             1995        1994
                                                         ----------    --------
Salaries and other compensation ........................ $  194,881    $190,497
Professional fees ......................................    154,668     119,925
Other ..................................................    348,856     137,418
Accrual for payment due Bristol-Myers Squibb Co.
  for purchase of in-process research and development ..        ---     500,000
Payable for the purchase of marketable securities ......    515,747          --
                                                         ----------    --------
                                                         $1,214,152    $947,840
                                                         ==========    ========


G.      INCOME TAXES:

        Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

        The income tax provision consists of the following:

                                   Years Ended September 30,
                           -------------------------------------------
                                1995           1994          1993
                             ----------    -----------   ------------
Currently payable:
  Federal ...............    $  385,000    $      ---    $  (349,948)
  State .................        15,000         8,000            ---
                             ----------    ----------    -----------
                                400,000         8,000       (349,948)
                             ----------    ----------    -----------

Deferred:
  Federal ......................       ---         ---        349,948
  State ........................       ---         ---            ---
                                  --------      ------      ---------
                                       ---         ---        349,948
                                  $400,000      $8,000      $     ---
                                  ========      ======      =========


        The provisions for income taxes were at different rates than the U.S.
statutory rates for the following reasons:

                                                    Years Ended September 30,
                                                  -----------------------------
                                                    1995       1994       1993
                                                   ------     ------     ------
U.S. Federal statutory tax (benefit) rate ......    34.0%      34.0%     (34.0%)
Dividends received deductions ..................    (5.2)     (17.7)      (5.3)
Other, including a prior year tax adjustment ...     1.0        1.7        1.6
Losses without tax benefit .....................     ---        ---       37.7
Tax benefit of temporary differences ...........   (14.4)     (17.1)       ---
                                                    15.4%       0.9%       -0-



        The components of the deferred tax assets and liabilities at September 30, were as follows:

                                                      1995          1994
                                                  -----------   -----------
Assets
  Net operating loss carryforward ...............  $  460,506   $   847,811
  Research and experimentation tax credit
  carryforward ..................................   1,656,069     1,331,147
  Deductible intangibles ........................     911,066     1,492,948
  Other .........................................     630,670       224,697

Liabilities
  Property, plant and equipment depreciation ....    (249,373)     (646,623)
  Other .........................................     (96,598)      (63,199)
                                                  -----------   -----------
                                                    3,312,340     3,186,781
Valuation Allowance                                (3,312,340)   (3,186,781)
                                                  -----------   -----------
Net deferred taxes                                $       ---   $       ---
                                                  ===========   ===========

        Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. Realization of favorable tax attributes is, therefore, reflected as a tax benefit in the provision for income taxes.

        The net tax effects of temporary differences on the provision for income taxes were as follows:

                                                    Years Ended September 30,
                                                --------------------------------
                                                   1995       1994         1993
                                                --------------------------------
Tax benefit of temporary differences for
  financial reporting purposes .............     $220,831   $407,787    $    ---
Tax benefit of net operating loss for
  income tax purposes ......................          ---        ---     349,948
                                                 --------   --------    --------
                                                 $220,831   $407,787    $349,948
                                                 ========   ========    ========

        At September 30, 1995, the recoverable income taxes result from carryback of losses for federal income tax purposes to amounts paid for income taxes in prior years.

        At September 30, 1995, the Company had unused net operating loss (NOL) carryforwards for federal income tax purposes of approximately $830,000 which expire in fiscal 2010. The Company also has federal research and experimentation credits of approximately $1,500,000 which expire in fiscal 2010.

H.      EMPLOYEE STOCK PURCHASE PLAN:

        The Company's 1992 Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of up to 150,000 shares of common stock to employees of the Company. Under the terms of the Purchase Plan, eligible employees may purchase shares in five annual offerings ending 1997, through payroll deductions of up to a maximum of 10% of the employee's earnings, at a price equal to the lower of 85% of the fair market value of the stock on the applicable annual offering commencement date of June 1 or termination date of May 31. The third offering under the Purchase Plan ended on May 31, 1995 and 12,823 shares of common stock were purchased by eligible employees at a price of approximately $10.20 per share. As of September 30, 1995, 36,476 shares have been issued under the Purchase Plan.

I.      STOCK OPTION PLAN:

        The Company's 1993 Stock Option Plan (the "1993 Stock Plan") provides for the grant of options to the Company's directors, officers, employees and consultants to purchase up to an aggregate of 500,000 shares of common stock at a price equal to the fair market value of the stock at the date of grant. The maximum term of the options under the 1993 Stock Plan is ten years. The number of shares available for future grants at September 30, 1995 was 289,800.

        The Company's 1983 Stock Option Plan (the "Plan") does not allow for option grants after June 1993. The Plan provided for the grant of options to purchase up to 900,000 shares of common stock at a price equal to the fair market value of the stock at the date of grant to the Company's employees and mandatory grants to outside directors upon initial election to the Board of Directors. The maximum terms of incentive stock options and non- statutory options under the Plan are ten years and ten years plus thirty days, respectively.

        The Company has also granted to certain scientific advisors nonstatutory options to purchase a total of 29,625 shares of common stock at a price equal to fair market value at the date of grant. All options have been exercised.

        The table below summarizes stock option activity during the past three fiscal years for the Company's 1993 and 1983 Stock Option Plans:

                                                 Number           Option
                                                of Shares          Price
                                              --------------------------------
Options outstanding at September 30, 1992 ...   282,032    $ 1.33   to   $11.88
 Granted ....................................    35,100     13.00   to    15.00
 Exercised ..................................   (20,046)     1.00   to    11.00
 Expired ....................................    (4,927)     7.00   to    15.00
                                              -------------
Options outstanding at September 30, 1993 ...    292,159      1.00   to    15.00
 Granted ....................................   126,500     12.00   to    16.00
 Exercised ..................................   (70,648)     1.00   to    12.00
 Expired ....................................   (40,752)     7.00   to    15.00
                                              -------------
Options outstanding at September 30, 1994 ...   307,259      1.00   to    16.00
 Granted ....................................    86,200     15.00   to    22.00
 Exercised ..................................   (29,494)     1.00   to    15.00
 Expired ....................................    (4,775)    12.00   to    15.00
                                              -------------
Options outstanding at September 30, 1995
 (177,140 shares exercisable) ................  359,190      1.33   to    22.00

        On November 5, 1991, the Company's Board of Directors adopted the 1992 Non-Employee Director Stock Option Plan which the shareholders approved. This plan provides for the grant to each non-employee director on November 5, 1991, and each fifth anniversary thereafter, an option to purchase 5,000 shares of common stock up to an aggregate of 100,000 shares at a price equal to the fair market value of the stock at the date of the grant, vesting over a five year period. Under this plan, options to purchase 30,000 shares of common stock at a price of $21.00 per share were granted, none of which have been exercised. No grants may be made under this plan after November 4, 2001.

        On November 10, 1992, the Company's Board of Directors adopted the 1993 Non-Employee Director Stock Option Plan which the shareholders approved. This plan provides for the grant to each non-employee director on November 10, 1992, and each sixth anniversary thereafter, an option to purchase 5,000 shares of common stock up to an aggregate of 100,000 shares at a price equal to the fair market value of the stock at the date of the grant, vesting over a five year period. Under this plan, options to purchase 30,000 shares of common stock at a price of $14.50 per share were granted, none of which have been exercised. No grants may be made under this plan after November 10, 2002.

J.      EMPLOYEE'S SAVING PLAN:

        The Company provides a 401(k) Plan to employees of the Company by which they may defer compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Each employee may elect to defer a percentage of his or her salary on a pre-tax basis up to a specified maximum percentage. The Company matches every dollar each employee contributes to the 401(k) Plan up to six percent of each employee's salary to a maximum of $2,000 annually per employee. Salary deferred by employees and contributions by the Company to the 401(k) Plan are not taxable to employees until withdrawn from the 401(k) Plan and contributions are deductible by the Company when made. The amount of the Company's matching contribution for the 401(k) Plan was $99,751, $79,851, and $114,789 for 1995, 1994 and 1993, respectively.

K.      COMMON STOCK TRANSACTIONS:

        On February 11, 1991, Squibb Diagnostics, a division of Bristol-Myers Squibb Co., purchased for $950,000 a warrant covering 600,000 shares of common stock exercisable at $10.92 per share and escalating in exercise price in subsequent years. On August 30, 1994, the Company signed an agreement to reacquire the development and marketing rights to the MRI contrast agent Combidex. As part of the transaction, Bristol-Myers Squibb Co. returned the warrant which was valued at $240,000 to the Company. In the first quarter of fiscal 1995, the Company and Bristol- Myers Squibb Co. agreed to modify the agreement. As a result, payments to be made under the agreement were modified (See Note O). Accordingly, the Company adjusted the value of the warrant to purchase 600,000 shares of the Company's common stock by $120,000 in the first quarter of fiscal 1995.

        In November 1993, the Board of Directors authorized the purchase of 350,000 shares of the Company's common stock on the open market. Through September 30, 1995, the Company purchased 24,700 shares for $316,589 and the shares have been retired. The Board had previously authorized the purchase of 500,000 shares of which 170,100 were retired through fiscal 1993.

L.      PREFERRED STOCK:

        The preferred stock may be issued from time to time in one or more series. The rights, preferences, restrictions, qualifications and limitations of such stock shall be determined by the Board of Directors.

M.      BUSINESS SEGMENTS AND CUSTOMERS:

        The Company's operations are located solely within the United States. The Company is focused principally on developing and manufacturing MRI contrast agents and therapeutic drug delivery systems. Prior to fiscal 1994, the Company was also engaged in developing, producing and marketing in vitro medical diagnostic products for research and clinical laboratories, hospitals, and other manufacturers of diagnostics products. Accordingly, its revenues are attributable to one principal business segment. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.
Two customers accounted for 52% and 23% respectively of the Company's revenues in fiscal 1995. Two customers accounted for 39% and 33% respectively of the Company's revenues in fiscal 1994 and three customers accounted for 11%, 9% and 5% respectively of the Company's revenues in fiscal 1993.

        Revenues in fiscal 1995, 1994 and 1993 from customers and licensees outside of the United States, principally in Europe and Japan, accounted to 23%, 3% and 16%, respectively.

N.      LEGAL PROCEEDINGS:

        The Company and certain of its officers were sued in an action in the United States District Court for the District of Massachusetts on September 3, 1992. The plaintiff, a former consultant to the Company, claims that he was incorrectly omitted as an inventor or joint inventor on certain of the Company's patents and on pending applications, and seeks injunctive relief and unspecified monetary damages. In April 1993, the plaintiff's federal court claims were dismissed, and the plaintiff appealed. The Appeals Court vacated the judgment and remanded the case to the U.S. District Court. The plaintiff filed a related case in the Superior Court of the Commonwealth of Massachusetts. The Superior Court has dismissed most of the related tort claims on summary judgment. While the final outcome of these actions cannot be determined, the Company believes that the plaintiff's claims are without merit and intends to defend the actions vigorously.

O.      AGREEMENTS:

        In fiscal 1993, the Company entered into an agreement with Sterling Winthrop, Inc. ("Sterling") for a product license and exclusive marketing rights to Advanced Magnetics' Feridex I.V. MRI liver imaging contrast agent in the United States, Canada, Mexico and Australia. Under the agreement, Sterling would have paid up to $7,750,000 in license fees based on achieving certain milestones, of which $1,000,000 was received and recognized in license revenues in fiscal 1993.

        In fiscal 1994, Sterling paid a $2,500,000 non-refundable milestone payment for the Company's filing of a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") for Feridex I.V. On October 6, 1994, the Company terminated its marketing and distribution agreement with Sterling as a direct result of the sale by Sterling of its prescription pharmaceutical business. The agreement with Sterling was not assignable without the Company's consent, which was not sought by Sterling nor given by the Company.

        In fiscal 1991, the Company entered into agreements with Squibb Diagnostics granting exclusive world-wide rights (except for Japan, Western Europe and Brazil) to manufacture and sell two MRI products, AMI-HS and Combidex. In addition, Squibb Diagnostics received the right to use the Company's core technology in its own development of other MRI contrast agents. The Company was to receive up to $10,000,000 in licensing fees, of which $4,000,000 was received and recognized in license revenues when the agreements were signed in fiscal 1991 and $1,000,000 was received in fiscal 1992 when the Company filed an Investigational New Drug ("IND") exemption with the FDA for Combidex.

        The Company and Squibb Diagnostics amended their agreement regarding Combidex in fiscal 1994 for which the Company received a non-refundable license fee of $1,000,000. Also in fiscal 1994, the Company and Squibb Diagnostics terminated their agreement with respect to the AMI-HS product and Squibb Diagnostics paid a $2,000,000 license fee milestone payment for Combidex. On August 30, 1994, the Company signed an agreement to reacquire the development and marketing rights to Combidex previously licensed to Squibb Diagnostics. The Company agreed to pay Bristol-Myers Squibb Co. $1,000,000 in two cash payments, of which $500,000 was paid on August 30, 1994 and $500,000 was to be paid upon acceptance of Combidex product suitable for use in worldwide preclinical and clinical studies. Furthermore, the Company is required to pay up to $2,750,000 in future royalties based on the Company's sale of Combidex. As part of the transaction, Bristol- Myers Squibb Co., returned to the Company a warrant to purchase 600,000 shares of the Company's common stock, valued at $240,000. The Company recorded a $760,000 expense which represented the value of in-process research and development reacquired. In the first quarter of fiscal 1995, the Company and Bristol-Myers Squibb Co. agreed that the 1,200 vials of Combidex delivered to the Company were not acceptable. In addition, they modified their prior agreement whereby Bristol-Myers Squibb Co. was relieved of its obligation to deliver Combidex to the Company for clinical trials and the Company was relieved of its obligation to pay $500,000 to Bristol-Myers Squibb Co. Accordingly, the Company recorded a credit for $380,000 to the purchase of in-process research and development and adjusted the value of the warrant downward by $120,000 in the first quarter of fiscal 1995.

        On February 1, 1995, the company entered into an agreement with Berlex Laboratories, Inc. ("Berlex") granting Berlex a product license and exclusive marketing rights to Feridex I.V. in the United States and Canada. Under the terms of the agreement, Berlex paid a $5,000,000 non-refundable license fee and will pay an additional $5,000,000 license fee when the product has been approved for commercial marketing in the United States by the FDA. In addition, the Company will receive payments for manufacturing the product and royalties on future sales. The Company submitted an NDA for Feridex I.V. to the FDA in February 1994.

        On May 9, 1995, the Company entered into a Research and License Agreement with the General Hospital Corporation, a not- for-profit Massachusetts Corporation doing business as Massachusetts General Hospital ("MGH"). The agreement covers organ-specific, receptor-directed, ultrasmall superparamagnetic iron oxide for use as MRI contrast agents. The target organ for the initial collaboration is the pancreas. Minimum annual payment to MGH under the agreement is $300,000, payable quarterly, but payments could exceed this amount depending on milestone achievements and product sales. In the fiscal year ended September 30, 1995, payments of $150,000 were made under the agreement.

P.      RELATED PARTY TRANSACTIONS:

        During the fiscal years ended September 30, 1995, 1994, and 1993, the Company paid approximately $7,050, $19,650 and $52,000, respectively, to Fahnestock & Co. Inc. as commissions in transactions involving its investments in securities. Mr. Leslie Goldstein, a shareholder and member of the Company's Board of Directors and the brother of Jerome Goldstein, Chairman of the Board, President and Treasurer of the Company, is employed by SRG Associates, a division of Fahnestock & Co. Inc., as an investment analyst and advisor.

Q.      QUARTERLY FINANCIAL DATA - UNAUDITED:

        The following table provides quarterly data for the fiscal years ended
September 30, 1995 and 1994.

                                                                     Fiscal 1995 Quarters Ended
                                                ---------------------------------------------------------------
                                                 September 30      June 30        March 31      Dec. 31, 1994
                                                ---------------------------------------------------------------
License fees ................................     $       ---    $       ---     $5,000,000     $      ---
Royalties ...................................         151,127          38,366           ---            ---
Product sales ...............................             ---       1,276,172       789,026         55,259
Interests, dividends and net gains and losses
  on sales of securities ....................         591,484         575,172       438,669        681,986
                                                ---------------------------------------------------------------
    Total revenues                                    742,611       1,889,710     6,227,695        737,245
Cost of product sales .......................             ---         256,333       157,804         11,050
Operating expenses ..........................       2,916,799       3,090,004     2,440,599      1,533,737
Gain on sale of in vitro product line
  (Note B) ..................................       3,404,527             ---           ---            ---
Net income (loss) before cumulative effect
  of accounting change ......................       1,026,839      (1,278,127)    3,254,292       (807,542)
Cumulative effect of account change
  (Note C)  .................................             ---             ---           ---        117,540
Net income (loss) ...........................      $1,026,839     $(1,278,127)   $3,254,292     $ (690,002)
Net income (loss) per share before
  cumulative effect of account change .......      $     0.15     $     (0.19)   $     0.48     $    (0.12)
Cumulative effect of account change .........             ---             ---           ---            .02
                                                ----------------------------------------------------------------
Income (loss) per share                            $     0.15     $     (0.19)   $     0.48      $   (0.10)


                                                                     Fiscal 1994 Quarters Ended
                                                ---------------------------------------------------------------
                                                 September 30      June 30        March 31      Dec. 31, 1993
                                                ---------------------------------------------------------------
License fees ................................     $       ---    $2,500,000      $2,000,000     $1,005,000
Royalties ...................................           2,463            --              --         13,461
Product sales ...............................          54,760        25,665         138,950         61,600
Interest, dividends and net gains and losses
  on sales of securities ....................         422,957       535,896         476,985        409,167
                                                ---------------------------------------------------------------
      Total revenues                                  480,180     3,061,561       2,615,935      1,489,228
Cost of product sales .......................          10,950         5,133          26,600         12,300
Operating expenses ..........................       2,804,558     2,247,376       2,201,177      2,092,298
Gain on sale of in vitro product line
 (Note B) ...................................             ---           ---             ---      2,649,580
Net income (loss) ...........................     $(2,337,828)   $  905,552      $  371,658     $1,948,710
Net income (loss) per share .................     $     (0.35)   $     0.13      $     0.05     $     0.28

264APK145/1.160273_1